EXHIBIT 99

                                PRESS RELEASE

                            ESB FINANCIAL CORPORATION

                              600 Lawrence Avenue
                         Ellwood City, Pennsylvania 16117
                                  724.758.5584

                                 PRESS RELEASE
                                 -------------

FOR IMMEDIATE RELEASE                           CONTACT:
---------------------                           --------

April 17, 2001                                  Frank D. Martz
                                                Group Senior Vice President of
                                                Operations
                                                (724) 758-5584



                  ESBF Announces Six for Five Stock Split
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Ellwood City, Pennsylvania.  ESB Financial Corporation (Nasdaq NMS: ESBF)
announced today that the Board of Directors has declared a six for five stock split of ESBF common stock on the outstanding shares which is payable on May 30, 2001 to the stockholders of record at the close of business on May 18, 2001. As of April 17, 2001, there were 2,197 registered stockholders of record and 5,941,373 shares of common stock outstanding. The number of stockholders of record does not include the number of persons or entities who hold their stock in nominee or "street" name.

Charlotte A. Zuschlag, President and Chief Executive Officer, noted that the Company's strong results from operations for the year ended 2000, and for the first three months ended March 31, 2001, was a reason behind the announcement. The Company reported diluted net income of $6.7 million or $1.16 per share for year ended December 31, 2000, and diluted net income of $1.8 million or $0.32 per share for the three months ended March 31, 2001.

Ms. Zuschlag stated, "This six for five stock split represents the seventh such stock split since the Company went public in June 1990. The Board of Directors declared this stock split in order to reflect the appreciation of the stock price since 1990 and to increase the number of outstanding shares. This should amplify trading activity, or float, in our common stock." Ms. Zuschlag also stated, "The Board is most pleased to announce this stock split. This stock split, combined with our maintaining the current payout of $0.10 per share quarterly cash dividend, effectively increases the cash payout to our stockholders by 20%."

ESB Financial Corporation is the parent holding company of ESB Bank. ESB Bank serves a four county area with 16 community offices - Ellwood City, New Castle, Aliquippa, Ambridge, Center Township, Franklin Township, Coraopolis, Beechview, Brighton Heights, Fox Chapel, North Shore, Troy Hill, Springdale, Spring Hill, Wexford and Zelienople. The common stock of ESB Financial Corporation trades on the Nasdaq stock market under the symbol "ESBF".